Exhibit 99.1

Contact: Brandi Simpson
Sr. Director, Investor Relations
(801) 583-4939

NPS Reports First Quarter 2007 Financial Results and

Progress in Executing New Business Plan, Reiterates Guidance

Parsippany, NJ – May 9, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported its financial results for the quarter ended March 31, 2007 and provided an update on the execution of its new business plan and product development programs.

Corporate and Pipeline Update

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Since March 2007, NPS has moved aggressively to implement its new business plan by reducing spending and pursuing asset monetization strategies and potential partnering of clinical development programs. The company is in active discussions regarding these potential opportunities and is on track to meet its 2007 operating cash burn and year-end cash balance targets.

•	NPS completed a dose-escalation study of teduglutide in healthy volunteers confirming the drug’s short-term safety and tolerability at doses of up to 80mg per day.

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NPS will complete the Phase 3 study of teduglutide in patients with short bowel syndrome (SBS) in the second half of 2007 and prepare a new drug application (NDA) for this indication in 2008 if study results are positive. NPS is also conducting preclinical proof-of-concept work with teduglutide to treat chemotherapy-induced GI mucositis and necrotizing enterocolitis.

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NPS is continuing to support the investigator-led Phase 2 study of PREOS® (full-length parathyroid hormone [rDNA origin] for injection) as PTH replacement therapy to treat hypoparathyroidism. NPS will use this study to determine the path forward in developing PREOS as a novel treatment for hypoparathyroidism.

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Consistent with its plan to consolidate facilities in New Jersey, NPS has entered into an agreement to sell its pilot manufacturing and laboratory facility in Canada for $4.3 million. The company also announced that it has entered into a separate agreement to repurchase its laboratory and office facility in Salt Lake City for $20.0 million which it had previously sold in a sale-leaseback transaction. NPS is purchasing the building in order to exit from its long-term lease obligation and intends to sell the Salt Lake City facility as soon as practical.

NPS president and CEO Tony Coles, M.D., stated: “We are aggressively executing the new business plan we announced in March to focus on late-stage clinical programs, reduce spending and reallocate our resources. Our progress with the teduglutide dose-ranging study and the study of PREOS in hypoparathyroidism illustrates our focus on advancing our clinical pipeline and we look forward to the completion of the SBS trial later this year in anticipation of the NDA filing in 2008. We believe these efforts will enable us to create sustainable value for patients, partners and shareholders and allow us to use our cash resources effectively to support our pipeline and address our convertible debt in a timely manner.”

First Quarter 2007 Financial Results

NPS incurred a net loss for the first quarter of 2007 of $21.1 million, or $0.45 per share, a 45% reduction from its net loss in the first quarter of 2006 of $38.3 million, or $0.83 per share. The reduction in net loss reflects the 2006 and 2007 restructurings which called for aggressive expense reduction measures.

Revenues for the first quarter of 2007 grew 64% to $10.0 million from revenues of $6.1 million in the first quarter of 2006. This is primarily the result of higher royalty revenue earned from Amgen on sales of cinacalcet

HCl and increased product sales, royalty and milestone revenue earned from Nycomed on sales of Preotact®. NPS now believes that higher royalty revenue from Amgen could enable the company to repay its Sensipar® secured debt obligations in 2011 or earlier and allow future royalties beyond that point to come directly to NPS.

Research and development expenses declined 52% to $10.2 million for the first quarter of 2007 compared to $21.2 million for the same period of 2006. This change is primarily due to decreased clinical development activity for PREOS, reductions in cash and stock compensation, and lower pre-approval manufacturing expenses.

Selling, general and administrative expenses declined 65% to $6.6 million for the first quarter of 2007 compared to $18.9 million for the same period in 2006. This decrease is primarily due to reduced pre-launch commercial support for PREOS as well as termination of NPS’s sales promotion of Kineret®, a biologic therapy owned by Amgen, and Restasis®, an ophthalmic product owned by Allergan, in 2006.

Restructuring charges were $7.1 million for the first quarter of 2007 and relate to initiatives to restructure operations announced June 2006 and March 2007.

As of March 31, 2007, the company had 46.3 million shares outstanding and $132.0 million in cash, cash equivalents and marketable investment securities as compared to $146.2 million at December 31, 2006.

Due to planned decreases in future spending as a result of the March 2007 restructuring, NPS reiterates that it will spend no more than $85 to $95 million on operations and will end 2007 with a cash balance of between $50.0 million and $60.0 million. The company will further reduce operating burn in 2008 to $35 to $45 million.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$9,991	$6,083

Operating expenses:
Cost of goods sold	952	—
Cost of royalties	1,047	454
Research and development	10,242	21,208
Selling, general and administrative	6,570	18,898
Restructuring charges	7,114	—

Total operating expenses	25,925	40,560

Operating loss	(15,934)	(34,477)

Other expense, net	(5,210)	(3,852)

Loss before income tax expense	(21,144)	(38,329)

Income tax expense	—	—

Net loss	$(21,144)	$(38,329)

Basic and diluted net loss per common and potential common share	$(0.45)	$(0.83)

Weighted average common and potential common shares outstanding—basic and diluted	46,625	46,236

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
Cash, cash equivalents and marketable investment securities	$131,955	$146,152
Current restricted cash and cash equivalents	2	21,921
Account receivable	9,984	15,534
Other current assets	4,685	6,082
Plant and equipment, net of accumulated depreciation and amortization	19,201	19,849
Debt issuance costs	4,934	5,569
Other assets, net of accumulated amortization	9,714	9,633

Total assets	$180,475	$224,740

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$25,551	$44,467
Notes payable and other liabilities	367,511	373,517

Total liabilities	393,062	417,984

Paid-in capital and common stock	679,163	677,520
Accumulated other comprehensive loss	(1,734)	(1,892)
Accumulated deficit	(890,016)	(868,872)

Net stockholders’ deficit	(212,587)	(193,244)

Total liabilities and stockholders’ deficit	$180,475	$224,740

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call Information

A conference call will be held today at 5:00 p.m. EDT. To participate in the call, dial (866) 700-6067 with passcode 59015580. International callers may dial (617) 213-8834 using the same passcode. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s home page, (www.npsp.com). A conference call replay will be available until May 16, 2007 at (888) 286-8010, or (617) 801-6888 for international callers, with passcode 23436229. The webcast will be available for replay and iPod® download for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: implementation of our new business plan; meeting our 2007 and 2008 operating cash burn and 2007 year-end cash balance targets; partnering our clinical development programs; addressing our convertible debt; completion of ongoing clinical trials with teduglutide and the submission regulatory filings for teduglutide; exploration of PREOS and teduglutide for additional indications; royalty revenue from Amgen and our ability to repay our Sensipar® secured debt obligations; and our partners’ continued advancement of our partnered programs and drug candidates. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be successful in implementing or carrying out our new business plan or reducing our cash burn for future periods; we may not be able to secure a commercial or financial partner for our clinical development programs; even if we are able to secure a partner for one or more of our programs, the terms of the partnership or funding may not be favorable to us; our ongoing clinical trials for teduglutide may not be completed in a timely manner, which would delay the clinical advancement and regulatory approval of teduglutide; the data from our clinical trials with teduglutide may not be positive or ultimately support the filing of an NDA for teduglutide; our data and exploratory findings may not support advancing PREOS or teduglutide in other indications; we may not be successful in securing alternatives to address our convertible debt; our royalty revenue from Amgen may not be sufficient to repay our Sensipar® secured debt obligations in accordance with our expectations or at all; we may never develop additional products that generate revenues; the FDA may delay approval or may not approve any of our product candidates; our current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; and we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of May 9, 2007, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Current Report on Form 10-Q for the quarter-ended March 31, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006.

Sensipar® is a trademark owned by Amgen.

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